Exhibit 99.1

For Immediate Release	Contact:	Media: Melissa Andrews
August 21, 2014		864.286.4425 melissa.andrews@scansource.com

Investors: Mary Gentry
864.286.4892 mary.gentry@scansource.com

SCANSOURCE ANNOUNCES EXECUTION OF LETTER OF INTENT TO ACQUIRE

IMAGO GROUP PLC

Accretive to EPS and ROIC forecasted in first year after closing

GREENVILLE, SC – ScanSource, Inc. (NASDAQ: SCSC), the leading international value-added distributor of specialty technology products, today announced the execution of a non-binding letter of intent to acquire Imago Group plc, Europe’s leading value-added distributor of video and voice communications equipment and services (“Imago”). Pursuant to the letter of intent, ScanSource will be acquiring Imago’s operations in the United Kingdom, France, and their recently acquired business in Germany.

Imago sales for fiscal year ended July 31, 2014 are estimated to total approximately GBP 50 million (approximately US$83 million) with operating margins consistent with ScanSource’s Communications business. The all-cash transaction as currently negotiated includes an initial purchase price of approximately GBP 24.5 million (approximately US$41 million), plus earnout payments over the next two years. The acquisition as contemplated in the letter of intent is expected to be accretive to earnings per share and ROIC in the first year after closing, excluding one-time acquisition costs.

Founded in 1991 and headquartered in the United Kingdom, Imago has nearly 120 employees in the United Kingdom, France, and Germany. In June 2014, Imago acquired VITEC Distribution, a videoconferencing distributor in Germany. Imago provides a full suite of value-added services in video, voice and data, including project initiation, implementation and training, as well as a strategy in assisting resellers with implementing cloud solutions via public, private or hybrid means. Imago carries a strong line of vendor partners, including Polycom, Barco, Samsung, and NEC. In 2013, Imago was named by Polycom as its Distributor of the Year in EMEA.

“The proposed acquisition of Imago represents the next step in ScanSource’s strategy to be the leading value-added distributor of video, voice and data solutions for resellers in Europe,” said Mike Baur, CEO, ScanSource, Inc. “Ian Vickerage, Imago Founder and Managing Director, has grown his business into the best value-added distributor of video and voice solutions in Europe. He has agreed in the letter of intent to remain as Managing Director of the company and will continue to lead the talented management team he has built at Imago.”

“I am incredibly excited about joining the ScanSource team,” said Mr. Vickerage. “Our resellers will have access to an expanded portfolio of solutions from ScanSource and Imago, while our vendors will benefit from the enhanced channel opportunities available to them.”

It is expected that Imago would operate as a separate business unit as part of the ScanSource video, voice and data strategy in Europe. Mr. Vickerage would report to Mike Ferney, President, Worldwide Communications and Services, ScanSource, Inc. Mr. Ferney is responsible for the Company’s two communications business units located throughout Belgium, France, Germany, and the UK. After completing the Imago acquisition, ScanSource would have nearly 400 employees located in more than 15 offices throughout Europe in its Communications and POS and Barcode business units.

The letter of intent is non-binding and the proposed acquisition is subject to the negotiation and execution of a definitive purchase agreement. In addition, the proposed acquisition would be subject to regulatory approvals and is expected to close in the quarter ending September 30, 2014.

ScanSource management will discuss the proposed acquisition on its earnings conference call, scheduled for Thursday, August 21, 2014 at 5:00 p.m. ET. The call may be accessed via a live internet webcast in the Investor Relations section of ScanSource, Inc.’s web site, www.scansource.com.

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results, including, but not limited to, the failure to enter into a definitive agreement, the failure for the acquisition of Imago to be accretive to earnings per share and ROIC in year one, the continued ability for Imago to demonstrate continued sales growth, the potential for the acquisition to not close by the end of September, 2014, or at all, due to a variety of factors, including due diligence review and regulatory approvals. For more information concerning other factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2013 and its subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

About Imago

Imago Group plc is Europe’s largest video solutions company. Services offered by Imago include video conferencing and online meeting technology including video streaming, audio conferencing and IPTV and the company also provides projectors and presentation systems, HD cameras, interactive whiteboards and LCD displays. Imago has achieved certification under ISO9001 and Investors in People. The company has been operating successfully in the UK market since 1991 and in the French market since 2003 and has recently acquired Vitec, one of Germany’s largest video solutions distributors. Imago has been included in The Sunday Times International Track 200 2012, a league table ranking Britain’s private companies according to the growth of their overseas sales. Imago is the only company involved in the distribution of video solutions to be included in the list. This year Imago has also been ranked 70th in the Thames Valley 250 list which ranks companies in the Thames Valley area according to their sales. www.imagogroupplc.com

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is the leading international distributor of specialty technology products, focusing on point-of-sale (POS) and barcode, communications and physical security solutions. ScanSource’s teams provide value-added services and operate from two technology segments, Worldwide Barcode & Security and Worldwide Communications & Services. ScanSource is committed to helping its reseller customers choose, configure, and deliver the industry’s best products across almost every vertical market in North America, Latin America and Europe. Founded in 1992, the Company ranks #751 on the Fortune 1000. For more information, visit www.scansource.com.

# # #